Exhibit 6.3

July 22, 2024 Mr. Joey Bose President and CEO Cytonics Corporation Dear Joey: As discussed during your annual review, your compensation effective May 1, 2024 is as follows: Base Annual Pay: $275,000 Annual Bonus Target: $100,000 (see schedule below) Stock Options: 1,760,615 common stock options, $1.50 exercise price, 10 yr term, vest immediately, forfeit all currently active options Bonus Target details: __________________________ Gaetano Scuderi, MD Founder and Chairman Cytonics Corporation 658 W. Indiantown Road, Suite 214, Jupiter, FL 33458 __________________________ Joey Bose President and CEO Cytonics Corporation Joey will receive additional compensation for May and June 2024 back-pay in his next paycheck (July 31st) 07/23/24